Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
August 2, 2013

First National Corporation Announces Asset Quality Improvement and Second Quarter Earnings

Strasburg, Virginia (August 2, 2013) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported its sixth consecutive profitable quarter and significant asset quality improvement over prior year.  Net income for the quarter ending June 30, 2013 was $261 thousand compared to $694 thousand for the same period in 2012. Non-performing assets decreased 18% compared to one year ago and substandard loans declined 35% compared to one year ago.

Scott C. Harvard, President and CEO commented, “We are pleased to report sustained profitability and positive results from the Bank’s classified asset reduction program. The Company has been laser-focused on improving asset quality while driving consistent revenues from our 106 year old community banking franchise. I am proud of how our team has remained true to our core values of personal banking built on great service and strong relationships, while strengthening our risk management practices across the organization. We are looking to the future with optimism and excitement.”

Operating Highlights for the Second Quarter

•	Sixth consecutive profitable quarter
•	Non-performing assets decreased 18% compared to one year ago
•	Substandard loans decreased 35% compared to one year ago
•	Allowance for loan losses totaled 3.31% of loans
•	Net interest margin for the quarter was 3.71%

Second Quarter Earnings

Net income was $261 thousand for the quarter ending June 30, 2013, compared to $694 thousand for the same period in 2012.   This difference was primarily attributable to a $1.9 million increase in the provision for loan losses, which was driven by a charge-off of one large loan relationship during the quarter.  Return on average assets was 0.19% compared to 0.53% for the second quarter of 2012.  Return on average equity was 2.32% for the second quarter of 2013, compared to 7.21% for the second quarter of 2012.  After the effective dividend on preferred stock, net income available to common shareholders totaled $31 thousand or $0.01 per basic and diluted share for the second quarter of 2013, compared to $467 thousand, or $0.16 per basic and diluted share for the same period of 2012.

The net interest margin was 3.71% compared to 3.88% for the same period in 2012, resulting in net interest income totaling $4.7 million for the second quarter of 2013, compared to $4.8 million for the same period one year ago.  Noninterest income increased 39% to $2.0 million, compared to $1.5 million for the same period one year ago.  The Company recorded a $543 thousand gain from the termination of a liability related to its split dollar life insurance plan during the quarter.  Noninterest income, excluding the gain on termination of the split dollar liability, remained relatively unchanged at $1.5 million when comparing the periods.  Revenue from bank owned life insurance increased while service charges on deposit accounts and ATM and check card fees decreased.

Noninterest expense increased 7% to $4.8 million for the second quarter of 2013, compared to $4.4 million for the same period in 2012.  The increase in noninterest expense was primarily due to an increase in expenses related to other real estate owned (OREO) from $106 thousand for the second quarter of 2012 to $376 thousand for the second quarter of 2013.  Income tax benefit totaled $830 thousand for the second quarter of 2013.  This was impacted by the sale of OREO and loan charge-offs during the quarter.

Year-to-Date Performance

Net income totaled $1.2 million for the six months ended June 30, 2013 and for the same period one year ago. Return on average assets was 0.47% and return on average equity was 5.57% for the six months ended June 30, 2013, compared to 0.44% and 6.17%, respectively, for the same period in 2012.

Net interest income was $9.3 million compared to $9.9 million for same period in 2012.  Noninterest income, excluding gains on sale of securities and the termination of the split dollar liability, increased 5% to $3.0 million compared to $2.9 million for the same period one year ago. Revenues from trust and investment advisory fees and bank owned life insurance increased while service charges on deposit accounts decreased.

Noninterest expense increased 6% to $9.9 million compared to $9.3 million for the same period in 2012.  Salaries and employee benefits increased $320 thousand to $5.1 million for the second quarter of 2013, compared to $4.8 million for the same period of 2012.  Other operating expenses increased $254 thousand to $1.4 million, compared to $1.2 million for the same period one year ago. Other operating expenses increased primarily from the decision to terminate a land lease for branch expansion that resulted in a one-time charge to earnings.  The elimination of this lease payment is expected to improve efficiency in future periods.  These increased expenses were partially offset by a decrease in OREO related expenses from $670 thousand for the six months ended June 30, 2012 to $483 thousand for the same period in 2013. Income tax benefit totaled $559 thousand for the six months ended June 30, 2013.  This was impacted by the sale of OREO and loan charge-offs during the period.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2012, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations located throughout the northern Shenandoah Valley region of Virginia, which includes Shenandoah County, Warren County, Frederick County and the City of Winchester.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest and dividend income
Interest and fees on loans	$4,816	$5,265	$9,749	$10,812
Interest on federal funds sold	-	6	-	9
Interest on deposits in banks	17	5	27	8
Interest and dividends on securities available for sale:
Taxable interest	443	514	815	1,048
Tax-exempt interest	76	71	149	173
Dividends	19	19	38	38
Total interest and dividend income	$5,371	$5,880	$10,778	$12,088

Interest expense
Interest on deposits	$632	$959	$1,338	$1,945
Interest on trust preferred capital notes	55	60	111	122
Interest on other borrowings	30	66	59	146
Total interest expense	$717	$1,085	$1,508	$2,213

Net interest income	$4,654	$4,795	$9,270	$9,875
Provision for loan losses	2,500	650	2,250	2,650
Net interest income after provision for loan losses	$2,154	$4,145	$7,020	$7,225

Noninterest income
Service charges on deposit accounts	$464	$523	$923	$1,025
ATM and check card fees	365	387	698	760
Trust and investment advisory fees	375	368	827	714
Fees for other customer services	128	107	216	205
Gains on sale of loans	65	49	124	92
Gains on sale of securities available for sale	-	1	-	1,118
Losses on sale of premises and equipment, net	(3)	-	-	-
Other operating income	640	27	747	62
Total noninterest income	$2,034	$1,462	$3,535	$3,976

Noninterest expense
Salaries and employee benefits	$2,443	$2,388	$5,077	$4,757
Occupancy	296	337	674	663
Equipment	288	307	587	613
Marketing	113	95	223	173
Stationery and supplies	81	86	156	167
Legal and professional fees	219	198	398	448
ATM and check card fees	168	163	326	319
FDIC assessment	180	179	521	357
Other real estate owned, net	376	106	483	670
Other operating expense	593	575	1,425	1,171
Total noninterest expense	$4,757	$4,434	$9,870	$9,338

Income (loss) before income taxes	$(569)	$1,173	$685	$1,863
Income tax provision (benefit)	(830)	479	(559)	694
Net income	$261	694	$1,244	1,169
Effective dividend and accretion on preferred stock	230	227	456	451
Net income available to common shareholders	$31	$467	$788	$718

Common Share and Per Common Share Data
Net income, basic and diluted	$0.01	$0.16	$0.16	$0.24
Shares outstanding at period end	4,901,464	4,901,464	4,901,464	4,901,464
Weighted average shares, basic and diluted	4,901,464	2,998,414	4,901,464	2,977,032
Book value at period end	$5.83	$6.19	$5.83	$6.19
Cash dividends	$-	$-	$-	$-

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Key Performance Ratios
Return on average assets	0.19%	0.53%	0.47%	0.44%
Return on average equity	2.32%	7.21%	5.57%	6.17%
Net interest margin	3.71%	3.88%	3.75%	4.01%
Efficiency ratio (1)	70.54%	68.70%	74.14%	67.52%

Average Balances
Average assets	$540,081	$529,222	$534,854	$528,998
Average earning assets	509,940	501,558	504,242	500,617
Average shareholders’ equity	45,096	38,700	45,028	38,083

Asset Quality
Loan charge-offs	$3,067	$358	$3,345	$1,784
Loan recoveries	289	71	498	196
Net charge-offs	2,778	287	2,847	1,588
Non-accrual loans	9,091	10,639	9,091	10,639
Other real estate owned, net	4,084	5,420	4,084	5,420
Nonperforming assets	13,175	16,059	13,175	16,059
Loans over 90 days past due, still accruing	1,889	1,229	1,889	1,229
Troubled debt restructurings (accruing)	838	1,402	838	1,402
Special mention loans	26,432	16,438	26,432	16,438
Substandard loans (accruing)	34,466	53,402	34,466	53,402
Doubtful loans	-	44	-	44

	June 30, 2013	June 30, 2012
Capital Ratios
Tier 1 capital	$55,773	$53,633
Total capital	60,623	58,608
Total capital to risk-weighted assets	15.94%	15.07%
Tier 1 capital to risk-weighted assets	14.66%	13.79%
Leverage ratio	10.33%	10.14%

Balance Sheet
Cash and due from banks	$8,104	$7,684
Interest-bearing deposits in banks	23,045	29,901
Securities available for sale, at fair value	105,163	87,267
Restricted securities, at cost	1,805	2,408
Loans, net of allowance for loan losses	365,035	370,136
Premises and equipment, net	17,992	19,312
Interest receivable	1,425	1,536
Other assets	18,170	12,986
Total assets	$540,739	$531,230

Noninterest-bearing demand deposits	$91,946	$82,868
Savings and interest-bearing demand deposits	232,763	208,004
Time deposits	151,249	167,822
Total deposits	$475,958	$458,694
Other borrowings	6,064	14,088
Trust preferred capital notes	9,279	9,279
Other liabilities	6,377	4,473
Total liabilities	$497,678	$486,534

	(unaudited)
	June 30, 2013	June 30, 2012
Balance Sheet (continued)
Preferred stock	$14,485	$14,335
Common stock	6,127	6,127
Surplus	6,813	6,813
Retained earnings	19,188	17,221
Accumulated other comprehensive income (loss), net	(3,552)	200
Total shareholders’ equity	$43,061	$44,696

Total liabilities and shareholders’ equity	$540,739	$531,230

Loan Data
Mortgage loans on real estate:
Construction and land development	$44,305	$47,843
Secured by farm land	1,318	6,105
Secured by 1-4 family residential	145,628	128,229
Other real estate loans	158,516	168,107
Loans to farmers (except those secured by real estate)	2,093	2,117
Commercial and industrial loans (except those secured by real estate)	17,608	22,820
Consumer installment loans	5,973	7,823
Deposit overdrafts	99	87
All other loans	1,973	1,004
Total loans	$377,513	$384,135
Allowance for loan losses	12,478	13,999
Loans, net	$365,035	$370,136

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned expenses and the loss on land lease termination by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment and the gain on termination of the split dollar liability. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2013 and 2012 was 34%. Net interest income on a tax equivalent basis was $4,717 and $4,839 for the three months ended June 30, 2013 and 2012, respectively, and $9,384 and $9,979 for the six months ended June 30, 2013 and 2012, respectively. Adjusted noninterest income was $2,037 and $1,461 for the three months ended June 30, 2013 and 2012, respectively, and $3,535 and $2,858 for the six months ended June 30, 2013 and 2012, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.